Exhibit 21.1

SALSPERA, INC.

SUBSIDIARY OF THE REGISTRANT

The following are the subsidiaries of Salspera, Inc.:

		Percentage of
Name of Company	Incorporated	Ownership
Salspera Technologies, Inc.	Delaware	92%